EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: http://www.continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES REPORTS SEPTEMBER PERFORMANCE

HOUSTON, Oct. 1, 2001 -- Continental Airlines (NYSE: CAL) today reported operating statistics for the month of September. Due to the adverse effect on the airline from the Sept. 11 terrorist attacks, Continental is reporting weekly detailed statistics for the Sept. 11-30 period in addition to the regular data for the full month.

Continental operated only a portion of its flights on Sept.11 and experienced a federally-mandated cessation of service Sept. 12-13. A partial flight schedule resumed Sept. 14, and the airline previously announced that it will indefinitely eliminate approximately 20 percent of its capacity due to actual and anticipated decreased demand.

Full-Month Statistics

For the month of September, Continental reported a load factor of 61.4 percent, 11.0 points below the 72.4 percent load factor reported for September 2000.

In September 2001, Continental flew 3.6 billion revenue passenger miles (RPMs) and 5.9 billion available seat miles (ASMs), resulting in a traffic decrease of 31.0 percent and a capacity decrease of 18.6 percent versus September 2000. Domestic traffic was 2.1 billion RPMs, down 32.3 percent from September 2000, and domestic capacity was 3.5 billion ASMs, down 22.1 percent from last year.

Continental's on-time arrival rate, which counts cancelled flights as delayed, was 65.8 percent. Completion factor for the month was 81.2 percent, with a total of 7,539 flights cancelled. Excluding cancellations due to the attacks and schedule reduction, completion factor was 99.7 percent.

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SEPTEMBER 2001 PERFORMANCE/PAGE 2

Continental ended the month of September with cash balances of $1.2 billion. The company received $212.6 million in funds from the U.S. Government under the Air Transportation Safety and System Stabilization Act, and expects to receive additional payments under that Act before the end of the calendar year, in an amount approximating the amount already received.

The decline of Continental's load factor, along with a decline in yield in September 2001, resulted in a decrease in estimated systemwide passenger revenue per available seat mile (RASM) of between 25 and 29 percent, as compared to September 2000. The RASM decrease during Sept. 1-10 was between 9 and 11 percent, while the decline during Sept. 11-30 is estimated to be between 33 and 37 percent, as compared to the same periods in 2000.

Continental Express, a wholly owned regional air carrier for Continental Airlines, reported a September load factor of 52.0 percent, 6.9 points below last September. Continental Express flew 195.0 million RPMs and 375.0 million ASMs in September, resulting in a traffic decrease of 21.7 percent and a capacity decrease of 11.4 percent versus September 2000.

For the entire month, Continental and Continental Express had 2,915,615 enplanements, a 32.2 percent drop from the 4,298,885 enplanements recorded in September 2000.

Statistics for Weeks After Sept. 11

For the period of Sept. 11-16, Continental reported a load factor of 62.2 percent, while operating only 32 percent of its expected capacity. For Sept. 17-23, Continental's load factor dropped to 50.4 percent. For Sept. 24-30, the load factor rose to 54.1 percent.

Continental has reported more detailed load factor information for these time periods in an attached supplementary table.

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SEPTEMBER 2001 PERFORMANCE/PAGE 3

PRELIMINARY TRAFFIC RESULTS

SEPTEMBER	2001	2000	Change
REVENUE PASSENGER MILES (000)
Domestic	2,092,884	3,091,324	(32.3) Percent

International	1,513,179	2,131,577	(29.0) Percent
Transatlantic	725,723	1,130,762	(35.8) Percent
Latin America	439,957	569,193	(22.7) Percent
Pacific	347,499	431,622	(19.5) Percent

Total Jet	3,606,063	5,222,901	(31.0) Percent

Cont'l. Express	194,991	249,032	(21.7) Percent

AVAILABLE SEAT MILES (000)
Domestic	3,467,427	4,448,471	(22.1) Percent

International	2,403,365	2,762,464	(13.0) Percent
Transatlantic	1,083,159	1,346,384	(19.6) Percent
Latin America	720,589	866,390	(16.8) Percent
Pacific	599,617	549,690	9.1 Percent

Total Jet	5,870,792	7,210,935	(18.6) Percent

Cont'l. Express	374,962	423,102	(11.4) Percent

PASSENGER LOAD FACTOR
Domestic	60.4 Percent	69.5 Percent	(9.1) Points

International	63.0 Percent	77.2 Percent	(14.2) Points
Transatlantic	67.0 Percent	84.0 Percent	(17.0) Points
Latin America	61.1 Percent	65.7 Percent	(4.6) Points
Pacific	58.0 Percent	78.5 Percent	(20.5) Points

Total Jet	61.4 Percent	72.4 Percent	(11.0) Points

Cont'l. Express	52.0 Percent	58.9 Percent	(6.9) Points

CARGO REVENUE TON MILES (000)
Total	61,607	93,510	(34.1) Percent

SEPTEMBER 2001 PERFORMANCE/PAGE 4
YEAR-TO-DATE	2001	2000	Change
REVENUE PASSENGER MILES (000)
Domestic	29,721,999	29,713,924	0.0 Percent

International	18,649,739	19,108,534	(2.4) Percent
Transatlantic	8,289,874	9,281,676	(10.7) Percent
Latin America	6,091,165	6,074,197	0.3 Percent
Pacific	4,268,700	3,752,661	13.8 Percent

Total Jet	48,371,738	48,822,458	(0.9) Percent

Cont'l. Express	2,540,047	2,157,127	17.8 Percent

AVAILABLE SEAT MILES (000)
Domestic	40,972,088	39,903,539	2.7 Percent

International	25,292,409	24,786,266	2.0 Percent
Transatlantic	10,892,452	11,493,903	(5.2) Percent
Latin America	8,338,749	8,301,953	0.4 Percent
Pacific	6,061,208	4,990,410	21.5 Percent

Total Jet	66,264,497	64,689,805	2.4 Percent

Cont'l. Express	4,082,999	3,451,030	18.3 Percent

PASSENGER LOAD FACTOR
Domestic	72.5 Percent	74.5 Percent	(2.0) Points

International	73.7 Percent	77.1 Percent	(3.4) Points
Transatlantic	76.1 Percent	80.8 Percent	(4.7) Points
Latin America	73.0 Percent	73.2 Percent	(0.2) Points
Pacific	70.4 Percent	75.2 Percent	(4.8) Points

Total Jet	73.0 Percent	75.5 Percent	(2.5) Points

Cont'l. Express	62.2 Percent	62.5 Percent	(0.3) Points

CARGO REVENUE TON MILES (000)
Total	714,188	810,668	(11.9) Percent

SEPTEMBER 2001 PERFORMANCE/PAGE 5

PRELIMINARY TRAFFIC RESULTS

SEPTEMBER
	Sept. 1-10	Sept. 11-16*	Sept. 17-23	Sept. 24-30

PASSENGER LOAD FACTOR
Domestic	70.0 Percent	58.0 Percent	46.6 Percent	58.5 Percent
International	76.2 Percent	66.6 Percent	55.8 Percent	47.7 Percent
Total Jet	72.4 Percent	62.2 Percent	50.4 Percent	54.1 Percent
Continental Express	61.9 Percent	41.1 Percent	39.0 Percent	53.4 Percent

PRELIMINARY OPERATIONAL RESULTS
SEPTEMBER	2001	2000	Change
On-Time Performance**	65.8%	79.5%	(13.7)Points

Completion Factor***	81.2%	99.1%	(17.9)Points

PRELIMINARY RASM CHANGE AND FUEL PRICE

SEPTEMBER 2001 estimated year-over-year RASM Change
		Full Month	(25-29) Percent
		Sept. 1-10	(9-11) Percent
		Sept. 11-30	(33-37) Percent

SEPTEMBER 2001 estimated average price per gallon of fuel, excluding fuel taxes			81 cents

* Only 32 percent of planned capacity was operated

** Department of Transportation Arrivals within 14 minutes

*** System Mileage Completion percentage

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